Exhibit 99.1

NewsRelease		(Williams Logo)

NYSE: WMB

Date:	Feb. 21, 2006

Williams Resolves Matters Related to Past Reporting of Gas Prices, Volumes

TULSA, Okla. – Williams (NYSE:WMB) today announced it has reached agreements that substantially resolve its exposure from pending claims and investigations related to certain previously disclosed matters.

These matters involve the inaccurate reporting of natural gas prices and volumes to an industry publication by a few former non-management employees during a period that ended in the fall of 2002. As a result, the company will record a $64 million pre-tax charge to fourth-quarter 2005 earnings. Williams has previously accrued the difference between this charge and the total of the settlements.

The company said the agreements are consistent with its strategy to resolve legacy issues related to its historical energy marketing and trading business unit. Williams has taken substantial remedial actions and instituted additional controls designed to ensure the integrity of commodity price and volume reporting from that business unit.

The company also has significantly reduced the size of that business; substantially redirected its activities to focus on risk reduction; and changed the unit name to Power to more accurately reflect the remaining business.

Under terms of the independent agreements, Williams’ power business unit will pay $50 million as part of a deferred prosecution agreement with the U.S. Department of Justice; $15.6 million to settle a matter in California State Court in San Diego; $9.15 million in U.S. District Court in the Southern District of New York; and $2.4 million in U.S. District Court in Nevada.

As previously announced on Oct. 25, 2002, Williams conducted an internal review that determined that a few non-management employees had reported inaccurate natural gas price and volume information to an industry publication. At that time, Williams self-reported the results of its review to regulators and suspended reporting of gas-trading information until it had put into effect procedures designed to ensure accurate reporting of such information. In July 2003, the Federal Energy Regulatory Commission affirmed those procedures. On July 29, 2003, Williams paid a $20 million fine to the Commodity Futures Trading Commission related to this issue.

The deferred prosecution agreement signed today with the Department of Justice comes in recognition of Williams’ cooperation with the government’s investigation of this matter. With Williams’ continued good conduct and full compliance with terms of the agreement, the deferred-prosecution agreement is designed to expire after 15 months with no criminal prosecution of Williams or its power business unit. By agreement, Williams will pay the $50 million in installments between now and mid-March 2007.

The agreements in New York, California and Nevada are subject to court approval.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Sharna Reingold

Williams (investor relations)

(918) 573-2078

Richard George

Williams (investor relations)

(918) 573-3679

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.